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                                                                   Exhibit 10.17

                                                                        NOVATION

                       SOFTPRO SOFTWARE LICENSE AGREEMENT

This SOFTWARE LICENSE AGREEMENT (the "Agreement") is dated as of ___________, 2005 ("Effective Date") and is made by and between FNIS SoftPro, a division of FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., with its principal office at 333 East Six Forks Road, Raleigh, North Carolina, 27609 ("SoftPro"), and FIDELITY NATIONAL TITLE GROUP, INC., with its principal offices at 601 Riverside Avenue Jacksonville, FL 32204 ("Client").

            WHEREAS, Fidelity National Information Services, Inc. ("FNIS"), the parent company of SoftPro, previously entered into a certain Stock Purchase Agreement, dated as of December 23, 2004 (the "Stock Purchase Agreement"), with Fidelity National Financial, Inc., a Delaware corporation ("FNF"), pursuant to which certain purchasers (the "Purchasers") purchased from FNIS 50,000,000 shares of FNIS' common stock, subject to the terms and conditions of the Stock Purchase Agreement; and

      WHEREAS, a condition to the closing of the transactions contemplated by the Stock Purchase Agreement required that FNIS and FNF enter into certain Intercompany Agreements (as defined in the Stock Purchase Agreement), and that the form and substance of such Intercompany Agreements be satisfactory to the Parties and the representatives of the Purchasers; and

      WHEREAS, SoftPro previously entered into a SoftPro Software License Agreement dated as of March 4, 2005 (the "FNF Agreement") with FNF, as the parent company of FNT and its subsidiaries, with respect to the use of certain software and the provision of certain services, as more fully described herein; and

      WHEREAS, pursuant to an Assignment and Assumption Agreement of even date herewith between FNF and FNT, FNT has assumed, with the consent of FNIS and SoftPro, all of FNF's rights and obligations under the FNF Agreement; and

      WHEREAS, SoftPro and FNT wish to enter into a novation of the rights and obligations under the FNF Agreement, as assumed by and assigned to FNT, so that FNT is the clear party in interest with respect to the license and services to be provided by SoftPro, as more particularly described herein;

      NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    DEFINITIONS.

      As used in this Agreement:

      1.1 "ASSISTANCE" shall mean installation, conversion planning, conversion, consulting assistance, workshops, training or education classes performed by SoftPro, or other functions mutually agreed to be "Assistance" by Client and SoftPro.

      1.2 "BASE MODIFICATION" shall mean any Modification which SoftPro, in its sole discretion, has incorporated into the base version of the SoftPro Software which SoftPro makes generally available to its customers.

      1.3 "CLIENT SERVER SOFTWARE" shall mean those client-server based applications set forth in Section 1.3 of Exhibit A hereto.

      1.4 "COMPETITOR" shall mean a natural or legal person offering a product that competes with SoftPro Software.

      1.5 "CUSTOM MODIFICATION" shall mean any Modification to the SoftPro Software other than a Base Modification.

      1.6   "DAYS" shall mean calendar days, unless otherwise specified.

      1.7 "DEFECT" shall mean any failure, malfunction, defect or non-conformity in the SoftPro Software that prevents the SoftPro Software in any material respect from operating and performing in accordance with the Documentation.

      1.8 "DOCUMENTATION" shall mean SoftPro's standard operating instructions relating to the SoftPro Software, consisting of one copy of the object code form of the SoftPro Software; a copy of manuals consisting of instructions and procedures for systems and operations personnel and end users of SoftPro Software, and related documentation which SoftPro makes available to its customers in general. SoftPro will deliver the Documentation to Client in paper form, on CD ROM or electronically, at SoftPro's discretion and in accordance with SoftPro's then-current practices for such delivery (except that SoftPro Software shall be delivered on machine readable media). Client acknowledges that not all items of Documentation are available in all forms of media. SoftPro shall have the right to

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                  change the medium upon which the Documentation is delivered to
                  Client without notice to Client. Upon electronic delivery of Documentation, any obligation of SoftPro to deliver multiple numbers of copies of such Documentation to Client shall have no further force or effect.

            1.9   "ESCALATION PROCEDURES" shall mean the procedures set forth in
                  Section 10.3 of this Agreement.

            1.10 "INSTALLATION SITE" shall mean each location at which the SoftPro Software is installed and which is (i) either owned or controlled by Client, (ii) owned or controlled by one or more subsidiaries if FNIS that are involved in the operation of the LSI business for FNIS, or (iii) owned or controlled by a Client contractor (who is not a Competitor and who has executed a nondisclosure agreement consistent with the terms of this Agreement) providing use of systems to Client, and which is located in the United States. The initial Installation Site address is listed in Section 2 of Exhibit A. Client may update the list of Installation Sites from time to time upon thirty (30) Days prior written notice to SoftPro.

            1.11 "MAINTENANCE" shall mean the services described in Exhibit B hereto.

            1.12 "MAINTENANCE RELEASE" shall mean the current Release of the SoftPro Software and the immediately prior Release (provided that such Releases have been made available to Client), and shall also include, at any given time, each Release delivered to Client within the prior two years.

            1.13 "MODIFICATION" shall mean any customization, enhancement, modification or change made to the SoftPro Software authored by or for SoftPro under this Agreement.

            1.14 "MSA" shall mean the Master Information Technology Services Agreement by and between Fidelity Information Services, Inc. and Fidelity National Title Group, Inc. entered into as of the date hereof.

            1.15 "PC SOFTWARE" shall mean those personal computer-based applications developed by SoftPro that are set forth in
                  Section 1.2 of Exhibit A.

            1.16 "PROPRIETARY INFORMATION" shall mean all information disclosed by or for Client or SoftPro to the other during the negotiations hereof and/or learned by reason of the relationship established hereunder or pursuant hereto, including, without limitation, the SoftPro Software, Documentation, Releases, Modifications and all information, data and designs related thereto. Information relating to each party's business, plans, affiliates or customers shall also be deemed "Proprietary Information" for purposes of the Agreement. "Proprietary Information" shall also include all "non-public personal information" as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the "GLB Act"), as the same may be amended from time to time, that SoftPro receives from or at the direction of Client and that concerns any of Client's "customers" and/or "consumers" (as defined in the GLB Act).

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            1.17  "RELEASE" shall mean the Base Modifications, and other new versions, corrections, revisions, updates, modifications and enhancements to the SoftPro Software and related Documentation that SoftPro makes commercially available, without additional charge, to licensees of the SoftPro Software to which SoftPro is providing Maintenance. A Release does not include any new or replacement products.

            1.18 "SERVER" shall mean a logical server that may include one (1) or more physical servers.

            1.19 "SOFTPRO AFFILIATE" shall mean any majority-owned, direct or indirect subsidiary of SoftPro, as from time to time constituted.

            1.20 "SOFTPRO SOFTWARE" shall mean the object code and/or Source Code of any program or part of a program as described in Exhibit A licensed hereunder to Client. SoftPro Software includes all Base Modifications, all Modifications authored by or for SoftPro, and all Releases issued during the term of Maintenance under this Agreement.

            1.21 "SOURCE CODE" of SoftPro Software shall mean a copy of the source code (or comparable high level coding) for the SoftPro Software, including any annotations therein, certified by SoftPro to Client, upon each delivery to Client, as a complete and accurate copy of source code corresponding to the SoftPro Software as last delivered or otherwise made available by SoftPro (whether in pieces or in an integrated whole).

            1.22 "THIRD PARTY SOFTWARE" shall mean those third party applications provided by SoftPro that are set forth in Section
                  1.4 of Exhibit A.

            1.23 "USE LIMITATIONS" shall mean the use by Client of the Client Server Software simultaneously on no more than the number of Workstations licensed herein.

            1.24 "WORKSTATION" shall mean any personal computer or computer terminal on which use of Client Server Software is authorized.

      2.    GRANT OF LICENSE.

            2.1 GRANT. Subject to Client's full payment, as due, of fees listed in Exhibit C, SoftPro hereby grants to Client, and Client accepts from SoftPro, a world-wide nonexclusive, perpetual, irrevocable right and object code license (except as otherwise provided for in Section 3 below) to use the SoftPro Software and Documentation at the Installation Site(s), subject to the restrictions and obligations set forth herein.

            2.2 DELIVERY. Client acknowledges and agrees that it has received, prior to the Effective Date, delivery of the SoftPro Software in object code form and the Documentation.

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      3.    SOURCE CODE DELIVERY

            3.1 DUTY TO DELIVER. Under the circumstances listed in Section 3.2 below, solely for purposes of integration, maintenance, modification and enhancement of Client's installation(s) of SoftPro Software, SoftPro shall promptly deliver to Client a complete copy of Source Code, which shall be subject to all of the license terms and restrictions applicable to the SoftPro Software.

            3.2 CONDITIONS. SoftPro's duty of delivery of Source Code as described above shall be immediately due and enforceable in equity upon any of these circumstances:

                  (a) SoftPro has given notice to Client under terms of Maintenance that SoftPro shall cease, or SoftPro has ceased, (i) providing Maintenance generally or (ii) supporting any part of SoftPro Software, and in the event of notice of future termination, such termination (whenever notice is given) shall be effective within twelve months.

                  (b) SoftPro shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating SoftPro as bankrupt or insolvent or approving a petition seeking reorganization of SoftPro or appointing a receiver, trustee, or liquidator of SoftPro or of all or substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive Days.

                  (c) SoftPro shall be in breach of any material covenant herein or under Maintenance (or of any Development Services SOW under the MSA) which, following notice of breach in reasonable detail from Client, is not cured within thirty (30) Days. To the extent the breach relates to Maintenance on a specific module or separable component of SoftPro Software, the duty of Source Code delivery shall be limited to the Source Code for such specific module or separable component.

                  (d) Client shall have requested development or integration services with respect to SoftPro Software which SoftPro is unable or unwilling to provide or as to which the parties cannot timely come to commercial terms.

                        (i) To the extent the integration or development relates to a specific module or separable component of SoftPro Software, the duty of Source Code delivery shall be limited to the Source Code for such specific module or separable component.

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                        (ii)  In the event of delivery of Source Code by SoftPro
                              under this subsection (d), upon Client's completion of its development or integration effort, equating generally to the same scope of work that SoftPro was requested to perform but did not perform, it will provide to SoftPro a copy of the source code for the development or enhancement, including any annotations therein, certifying same as complete and accurate and, without further formality, SoftPro shall be deemed granted a license to use that source code developed by Client or its non-Competitor contractors, solely for maintenance or further development of the SoftPro Software as implemented for Client and for no other use or beneficiary.

                        (iii) Six (6) months following the delivery by Client to
                              SoftPro of source code for Client's developments or enhancements under Section 3.2(d)(ii), SoftPro may request that Client certify, and Client will promptly certify to SoftPro, that Client has destroyed all copies of (x) Source Code delivered to it by SoftPro 3.2(d) and (y) all copies of the source code for Client's development or enhancement - except two hard copy prints of source code for Client's development or enhancement for proof of authorship.

                        (iv) Client's right to obtain access to Source Code pursuant to this Section 3.2(d) may be invoked at any time and from time to time, regardless of the continuity of Maintenance.

      4.    SOFTWARE USE RESTRICTIONS.

            4.1   RESTRICTIONS ON SOFTPRO SOFTWARE.

                  (a) Client may not use the SoftPro Software in a service bureau or in a time share arrangement.

                  (b) Client may not sell, lease, assign, transfer, distribute or sublicense the SoftPro Software or Documentation, to any party that is not a (direct or indirect) subsidiary of Client except as set forth in Schedule 4.1(b) hereto and except that Client may sublicense the SoftPro Software to subsidiaries of FNIS that are involved in the operation of the LSI business for FNIS. Client may not sell, lease, assign, transfer, distribute or sublicense the Source Code to any person or entity at any time, except that Client may sublicense the Source Code to a direct or indirect subsidiary of Client as necessary to exercise Client's rights to modify and create derivative works of the SoftPro Software and Documentation.

                  (c) Client shall use SoftPro Software subject to the Use Limitations.

                  (d) Client will not make copies, or similar versions of the SoftPro Software or any part thereof without the prior written consent of SoftPro, except in the process of contemplated use, for administrative, archival or disaster recovery backup, and as expressly provided otherwise herein.

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                  (e)   Client may not provide copies of the SoftPro Software to
                        any person, firm, or corporation not permitted hereunder except as permitted under Sections 4.1(b) and (d) above, and except as to Client's non-Competitor contractors or subcontractors who have executed nondisclosure terms consistent with the confidentiality terms herein.

                  (f) Client shall not allow any third party to use or have access to the SoftPro Software for any purpose without SoftPro's prior written consent except as permitted under Sections 4.1(b) and (d) above, and except as to Client's non-Competitor contractors or subcontractors who have executed nondisclosure terms consistent with the confidentiality terms herein.

                  (g) Client agrees not to disclose, decompile, disassemble or reverse engineer the SoftPro Software.

            4.2   ADDITIONAL RESTRICTIONS ON PC SOFTWARE.

                  (a) Except as specifically set forth herein, all other restrictions on use, copying or disclosure of the SoftPro Software and Client's agreement to maintain the confidentiality thereof shall apply to the PC Software and its Documentation.

                  (b) Client may not modify the PC Software (although SoftPro may do so on Client's behalf.)

      5.    TERM; TERMINATION

            5.1 The term of license shall be perpetual subject to termination in accordance with the terms herein.

            5.2 Client may terminate the license for convenience upon no less than ninety (90) days prior written notice to the other.

            5.3 A license enjoyed by a direct or indirect subsidiary of Client shall terminate without further formality upon the six month anniversary date after such entity's ceasing to be a subsidiary of Client. Client shall cause such subsidiary to agree to migrate its data off the SoftPro Software and on to an alternative product during the above described six month period. In any event, if the subsidiary becomes a subsidiary of a Competitor, the license to the subsidiary shall terminate immediately.

            5.4 In the event Client or a Client subsidiary discloses any of the SoftPro Software or any material part of the Documentation to a Competitor, then SoftPro upon thirty (30) days prior written notice to Client, may terminate the license with respect to that portion of relating to the SoftPro Software and Documentation provided to such competitor if Client on its own does not (or if Client does not cause its subsidiary to) discontinue disclosure of the SoftPro Software and Documentation to such Competitor within thirty days following Client's receipt of SoftPro' written

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                  notice. Any such termination shall be effective upon the
                  expiration of the cure period. The foregoing is intended to apply only to the remedy of termination. SoftPro shall retain the right to pursue any other remedies in the event Client or its Subsidiary makes an unauthorized disclosure to a Competitor, including injunctive relief or recovery of damages, and, depending on the nature of the disclosure, requesting that Client undertake other measures in addition to simply discontinuing disclosure to the Competitor.

            5.5 In the event of termination of the license for any reason, Client and/or its subsidiary, as applicable, shall promptly cease all use of the relevant SoftPro Software, delete from its systems all copies of the relevant SoftPro Software, and within thirty (30) days of termination, return to SoftPro all tangible copies of the relevant SoftPro Software, together with certification that is has ceased such use, deleted such copies and returned such tangible copies as required hereunder.

            5.6 Each party acknowledges and agrees that, in the event of Client's breach or threatened breach or any provision of Sections 4, 5.3, 5.4, 5.5 or 7, SoftPro shall have no adequate remedy in damages and notwithstanding the dispute resolution provisions in Section 11 hereof, is entitled to seek an injunction to prevent such breach or threatened breach; provided, however, no specification of a particular legal or equitable remedy is to be construed as a waiver, prohibition, or limitation of any legal or equitable remedies in the event of a breach hereof.

            5.7 Licenses purchased pursuant to the option in Schedule 4.1(b) shall survive in accordance with their terms.

      6.    INTELLECTUAL PROPERTY RIGHTS.

            6.1 OWNERSHIP OF SOFTPRO SOFTWARE AND DOCUMENTATION. From the date the SoftPro Software and Documentation is first disclosed to Client, and at all times thereafter, as between the parties, SoftPro and its licensors shall be the sole and exclusive owners of all right, title, and interest in and to the SoftPro Software, Documentation and all Modifications, including, without limitation, all intellectual property and other rights related thereto. The parties acknowledge that this Agreement in no way limits or restricts SoftPro and the SoftPro Affiliates from developing or marketing on their own or for any third party in the United States or any other country, the SoftPro Software, Documentation or Modifications, or any similar software (including, but not limited to, any modification, enhancement, interface, upgrade, change and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto) without payment of any compensation to Client, or any notice to Client.

            6.2 DEVELOPMENT SERVICES. Client may from time to time wish to augment the SoftPro product with additional functionality or utility, or to integrate it with Client systems from other sources, and for such purposes may request the

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                  provision of development services from SoftPro pursuant to a statement of work under the MSA (a "SOW").

            6.3 CONFLICT WITH MSA. Title to any SoftPro work product developed under the MSA shall be determined by the MSA notwithstanding any conflicting terms herein.

      7.    CONFIDENTIALITY.

            7.1 CONFIDENTIALITY OBLIGATION. Proprietary Information (i) shall be deemed the property of the disclosing party (or the party for whom such data was collected or processed, if any), (ii) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and any ancillary agreements, and (iii) shall be protected by the receiving party in accordance with the terms of this Section 7.

            7.2 NON-DISCLOSURE COVENANT. Except as set forth in this Section, neither party shall disclose the Proprietary Information of the other party in whole or in part, including derivations, to any third party. If the parties agree to a specific nondisclosure period for a specific document, the disclosing party shall mark the document with that nondisclosure period. In the absence of a specific period, the duty of confidentiality for (a) SoftPro Software (except pursuant to Schedule 4.1(b),) Source Code and related Documentation shall extend in perpetuity and (b) with respect to any other Proprietary Information shall extend for a period of five (5) years from disclosure. Proprietary Information shall be held in confidence by the receiving party and its employees, and shall be disclosed to only those of the receiving party's employees and professional advisors who have a need for it in connection with the administration and implementation of this Agreement. In no event shall Client disclose SoftPro Proprietary Information to a Competitor of SoftPro. Each party shall use the same degree of care and afford the same protections to the Proprietary Information of the other party as it uses and affords to its own Proprietary Information.

            7.3 EXCEPTIONS. Proprietary Information shall not be deemed proprietary and, subject to the carve-out below, the receiving party shall have no obligation of nondisclosure with respect to any such information which:

                  (i) is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;

                  (ii) was disclosed to the receiving party by a third party that was free of obligations of confidentiality to the party providing the information;

                  (iii) is approved for release by written authorization of the disclosing party;

                  (iv) was known to the receiving party prior to receipt of the information;

                  (v) was independently developed by the receiving party without access to or use of the Proprietary Information of the disclosing party; or

                  (vi) is publicly disclosed pursuant to a requirement or request of a governmental agency, or disclosure is required by operation of law.

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                        Notwithstanding application of any of the foregoing
                        exceptions, in no event shall SoftPro treat as other than Proprietary Information, information comprising nonpublic personal information under the GLB Act.

            7.4   CONFIDENTIALITY OF THIS AGREEMENT; PROTECTIVE ARRANGEMENTS.

                  (a) The parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those employees of Client and SoftPro with a need to know the contents of this Agreement or as required by law or national stock exchange rule. In no event may this Agreement be reproduced or copies shown to any third parties (except counsel, auditors and professional advisors) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event Client and SoftPro agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

                  (b) In addition, each party shall give notice to the other party of any demands to disclose or provide Proprietary Information of the other party under or pursuant to lawful process prior to disclosing or furnishing such Proprietary Information, and shall cooperate in seeking reasonable protective arrangements.

      8.    CONTINUING UNDERTAKINGS.

            During the duration of the license granted hereunder, SoftPro shall offer Maintenance for the SoftPro Software for the fees set forth in Exhibit C hereto. A description of Maintenance services is set forth in Exhibit B hereto. Any related professional services shall be performed pursuant to Exhibit B of the MSA.

      9.    INVOICING AND PAYMENTS, PAST DUE AMOUNTS, CURRENCY.

            9.1 INVOICING AND PAYMENT REQUIREMENTS. SoftPro shall invoice for such fees described in Exhibit C hereto as well as for any expenses and any other applicable charges incurred and owing hereunder. In accordance with this Section 9.1, Client shall pay SoftPro the invoiced amount in full on or prior to thirty
                  (30) Days after Client's receipt of such invoice unless Client notifies SoftPro within such period that it is in good faith disputing SoftPro's invoice. Client shall make all payments to SoftPro by check, credit card or wire transfer of immediately available funds to an account or accounts designated by SoftPro. Payment in full shall not preclude later dispute of charges or adjustment of improper payments.

            9.2 PAST DUE AMOUNTS. Any amount not received or disputed by Client by the date payment is due shall be subject to interest on the overdue balance at a rate equal to the prime rate as published in the table money rates in the Wall Street Journal on the date.of payment (or the prior date on which the Wall Street Journal was

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                  published if not published on the date of payment), plus one percent from the due date, until paid, applied to the outstanding balance from time to time. Any amount paid but later deemed not to have been due, will be repaid or credited with interest on the same terms.

            9.3 CURRENCY. All fees and charges listed and referred to in this Agreement are stated in and shall be paid in U.S. Dollars.

      10.   ASSISTANCE.

            10.1 BASIS FOR ASSISTANCE. Assistance, except to the extent included in Maintenance, is not included in this Agreement. If Client desires to purchase Assistance from SoftPro or a SoftPro Affiliate, such Assistance shall be provided pursuant to separate agreement. Notwithstanding the foregoing, to the extent Assistance is available under the MSA, its performance shall be governed by the terms of the MSA.

      11.   DISPUTE RESOLUTION.

            11.1 DISPUTE RESOLUTION PROCEDURES. If, prior to the termination of this Agreement or the license granted herein, and prior to notice of termination given by either party to the other, a dispute arises between SoftPro and Client with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (other than disputes regarding a party's compliance with the provisions of Sections 4 and/or
                  7), such dispute shall be settled as set forth in this Section
                  11. If either party exercises its right to initiate the dispute resolution procedures under this Section 11, then during such procedure any time periods providing for termination of the Agreement or curing any material breach pursuant to the terms of this Agreement shall be suspended automatically, except with respect to any termination or breach arising out of Client's failure to make any undisputed timely and complete payments to SoftPro under this Agreement. At such time as the dispute is resolved, if such dispute involved the payment of monies, interest at a rate equal to the prime rate as published in the table money rates in the Wall Street Journal on the date the dispute is resolved (or the prior date on which the Wall Street Journal was published if not published on the date the dispute was resolved) plus one percent for the period of dispute shall be paid to the party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or repaid) in settlement of the dispute. Disputes arising under Sections 4 or 7 may be resolved by judicial recourse or in any other manner agreed by the parties.

            11.2  ESCALATION PROCEDURES.

                  (a) Each of the parties shall escalate and negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved between the parties at the level where the issue is discovered and has immediate impact (excluding

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                        issues of title to work product, which shall be
                        initially addressed at the general counsel level but otherwise pursuant to Section 11.2(b) following). To this end, each party shall escalate any and all unresolved disputes or claims in accordance with this
                        Section 11.2 at any time to persons responsible for the administration of the relationship reflected in this Agreement. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. If such parties do not resolve the underlying dispute within ten (10) Days of its escalation to them, then either party may notify the other in writing that he/she desires to elevate the dispute or claim to the President of Fidelity National Information Solutions, Inc. and the President of Fidelity National Title Group, Inc. or their designated representative(s) for resolution.

                  (b) Upon receipt by a party of a written notice escalating the dispute to the company president level, the President of Fidelity National Information Solutions, Inc. and the President of Fidelity National Title Group, Inc. or their designated representative(s) shall promptly communicate with his/her counter party, negotiate in good faith and use reasonable efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, such representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. If the parties have not resolved the dispute within ten
                        (10) Days after receipt of the notice elevating the dispute to this level, either may once again escalate the dispute to binding arbitration.

                  (c) All discussions and correspondence among the representatives for purposes of these negotiations shall be treated as Proprietary Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

            11.3 ARBITRATION PROCEDURES. If a claim, controversy or dispute between the parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (and not otherwise excepted), has not been timely resolved pursuant to the foregoing escalation process, upon notice either party may initiate binding arbitration of the issue in accordance with the following procedures.

                  (a) Either party may request arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. Such arbitration shall be governed by the then current version of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The Arbitration will be conducted in Jacksonville, Florida in front of one mutually agreed upon arbitrator.

                  (b) Each party shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses. Unless the award provides otherwise, the fees and expenses of the arbitration procedures, including the fees of the arbitrator or arbitrators, will be shared equally by the involved parties.

                  (c) Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

            11.4 CONTINUATION OF SERVICES. Unless SoftPro initiates an action for Client's failure to make timely and complete payment of undisputed amounts claimed due to SoftPro, SoftPro will continue to provide Maintenance under the Maintenance services agreement (and development services under an MSA SOW), and unless Client is unable to lawfully use the SoftPro Software and Modifications thereto, Client will continue to make payments of undisputed amounts to SoftPro, in accordance with this Agreement, notwithstanding a dispute between the parties relating hereto or otherwise.

      12.   LIMITATION OF LIABILITY.

            12.1 EXCEPT TO THE EXTENT ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BY REASON OF AN INDEMNITY OBLIGATION HEREUNDER OR BY REASON OF A BREACH OF WARRANTY, EITHER PARTY'S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION WHETHER BASED IN CONTRACT, TORT OR OTHERWISE WHICH ARISES UNDER OR IS RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE OTHER PARTY'S DIRECT OUT-OF-POCKET DAMAGES, ACTUALLY INCURRED, WHICH UNDER NO CIRCUMSTANCES SHALL EXCEED, IN THE AGGREGATE, THE AMOUNT PAID BY CLIENT TO SOFTPRO UNDER THIS AGREEMENT FOR THE 12-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM AROSE.

            12.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER OR THE CLAIMS OR DEMANDS MADE BY ANY THIRD PARTIES, WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            12.3 CLIENT SOFTWARE. SoftPro has no obligation or liability, either express or implied, with respect to the compatibility of SoftPro Software with any other software

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

                  unless provided or specified by SoftPro including, but not limited to, Client software and/or Client-provided third party software.

      13.   INDEMNIFICATION.

            13.1 PROPERTY DAMAGE. Subject to Section 12 hereof, each party agrees to indemnify, defend and hold harmless the other and its officers, directors, employees, and affiliates (including, where applicable, the SoftPro Affiliates and Client affiliates), and agents from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising from or in connection with the damage, loss (including theft) or destruction of any real property or tangible personal property of the indemnified party resulting from the actions or inactions of any employee, agent or subcontractor of the indemnifying party insofar as such damage arises out of or is ancillary to fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, breach of statutory duty, omission or default of the indemnifying party, its employees, agents or subcontractors.

            13.2 INFRINGEMENT OF SOFTPRO SOFTWARE. SoftPro agrees to defend at its own expense, any claim or action brought by any third party against Client and/or against its officers, directors, and employees and affiliates, for actual or alleged infringement within the United States of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the SoftPro Software (except to the extent such infringement claim is (i) caused by Client-specified Custom Modifications to the SoftPro Software which could not have been made in a non-infringing manner; (ii) caused by the combination of SoftPro Software with software or hardware not provided, specified or approved by SoftPro; or (iii) based upon the Third Party Software ("Indemnified SoftPro Software")). Client, at its sole discretion and cost, may participate in the defense and all negotiations for its settlement or compromise. SoftPro further agrees to indemnify and hold Client, its officers, directors, employees and affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Client. SoftPro shall conduct and control the defense of any such claim or action and negotiations for its settlement or compromise, by the payment of money. SoftPro shall give Client, and Client shall give SoftPro, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against SoftPro or Client, as appropriate, or any other user or any supplier of components of the Indemnified SoftPro Software, which could have an adverse impact on Client's use of same, provided SoftPro or Client, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the Indemnified SoftPro Software (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, SoftPro shall at its sole option take one or more of the following actions at no additional cost to Client: (i) procure the right to continue the use of the same without material interruption for Client; (ii) replace the same with non-infringing software;
                  (iii) modify said Indemnified SoftPro Software so as to be non-infringing; or (iv) take back the infringing Indemnified SoftPro Software and credit Client with an amount equal to its purchase price. The foregoing represents the sole and exclusive remedy of Client for infringement or alleged infringement.

            13.3 DISPUTE RESOLUTION. The provisions of Section 13 shall apply with respect to the submission of any claim for indemnification under this Agreement and the resolution of any disputes relating to such claim.

      14.   FORCE MAJEURE, TIME OF PERFORMANCE AND INCREASED COSTS.

            14.1  FORCE MAJEURE.

                  (a) Neither party shall be held liable for any delay or failure in performance of its obligations under this Agreement from any cause which with the observation of reasonable care, could not have been avoided - which may include, without limitation, acts of civil or military authority, government regulations, government agencies, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, power blackouts affecting facilities (the "Affected Performance").

                  (b) Upon the occurrence of a condition described in Section 14.1(a), the party whose performance is affected shall give written notice to the other party describing the Affected Performance, and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact on both parties of such condition, including, without limitation, implementing disaster recovery procedures. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the force majeure events and recommence the Affected Performance. If the delay caused by the force majeure event lasts for more than fifteen (15) Days, the parties shall negotiate an equitable amendment to this Agreement with respect to the Affected Performance. If the parties are unable to agree upon an equitable amendment within ten (10) Days after such fifteen (15)-Day period has expired, then either party shall be entitled to serve thirty (30) Days' notice of termination on the other party with respect to only such Affected Performance. The remaining portion of the Agreement that does not involve the Affected Performance shall continue in full force and effect. SoftPro shall be entitled to be paid for that portion of the Affected Performance which it completed through the termination date.

            14.2 TIME OF PERFORMANCE AND INCREASED COSTS. SoftPro's time of performance under this Agreement shall be adjusted, if and to the extent reasonably necessary, in the event and to the extent that (i) Client fails to timely submit material data or materials in the prescribed form or in accordance with the requirements of this Agreement, (ii) Client fails to perform on a timely basis, the material functions or other responsibilities of Client described in this Agreement,
                  (iii) Client or any governmental agency authorized to regulate or supervise Client makes any special request, which is affirmed by Client and/or compulsory on SoftPro, which affects Pro's normal performance schedule, or (iv) Client has modified the SoftPro Software in a manner affecting SoftPro's burden. In addition, if any of the above events occur, and such event results in an increased cost to SoftPro, SoftPro shall estimate such increased costs in writing in advance and, upon Client's approval, Client shall be required to pay any and all such reasonable, increased costs to SoftPro upon documented expenditure, up to 110% of the estimate.

      15.   NOTICES.

            15.1 NOTICES. Except as otherwise provided under this Agreement or in the Exhibits, all notices, demands or requests or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be deemed to have been duly given when received by the designated recipient. Written notice may be delivered in person or sent via reputable air courier service and addressed as set forth below:

                  If to Client:   Fidelity National Title Group, Inc.
                                  601 Riverside Avenue
                                  Jacksonville, FL 32204
                                  Attn: President

                  with a copy to: Fidelity National Title Group, Inc.
                                  601 Riverside Avenue
                                  Jacksonville, FL 32204
                                  Attn: General Counsel

                  If to SoftPro:  Fidelity National Information Solutions, Inc.
                                  FNIS SoftPro Division
                                  333 East Six Forks Road
                                  Raleigh, NC 27609-7865
                                  Attn:  President

                  with a copy to: Fidelity Information Services, Inc.
                                  601 Riverside Avenue
                                  Jacksonville, FL 32204
                                  Attn: General Counsel

            15.2 CHANGE OF ADDRESS. The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section.

      16.   WARRANTIES.

            16.1 PERFORMANCE. For as long as SoftPro is providing Maintenance to Client for the SoftPro Software, SoftPro warrants and represents that the SoftPro Software and the Custom Modifications, as delivered to Client and the Base Modifications, will perform in all material respects in accordance with the respective Documentation, in concert and otherwise.

            16.2 PERFORMANCE OF OBLIGATIONS. Each party represents and warrants to the other that it shall perform its respective obligations under this Agreement, including Exhibits and Schedules, in a professional and workmanlike manner.

            16.3 COMPLIANCE WITH LAW. SoftPro warrants that (i) it has the power and corporate authority to enter into and perform this Agreement, (ii) its performance of this Agreement does not and will not violate any governmental law, regulation, rule or order, contract, charter or by-law; (iii) it has sufficient right, title and interest (or another majority-owned, direct or indirect subsidiary of FNF has or will grant it sufficient license rights) in the SoftPro Software to grant the licenses herein granted, (iv) it has received no written notice of any third party claim or threat of a claim alleging that any part of the SoftPro Software infringes the rights of any third party in any of the United States, and (v) each item of SoftPro Software provided by or for SoftPro to Client shall be delivered free of undisclosed trapdoors, Trojan horses, time bombs, time outs, spyware, viruses or other code which, with the passage of time, in the absence of action or upon a trigger, would interfere with the normal use of, or access to, any file, datum or system.

            16.4 EXCLUSIVE WARRANTIES. EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND EACH PARTY AGREES THAT ALL REPRESENTATIONS AND WARRANTIES THAT ARE NOT EXPRESSLY PROVIDED IN THIS AGREEMENT ARE HEREBY EXCLUDED AND DISCLAIMED.

      17.   MISCELLANEOUS.

            17.1 ASSIGNMENT. Except as set forth herein, neither party may sell, assign, convey, or transfer the licenses granted hereunder or any of such party's rights or interests, or delegate any of its obligations hereunder without the written consent of the other party. Any such consent shall be conditioned upon the understanding that this Agreement shall be binding upon the assigning party's successors and assigns. Either party may assign this Agreement to any direct or indirect subsidiary that is not a Competitor except that the assigning party shall remain responsible for all obligations under this Agreement including the payment of fees. Notwithstanding anything contained herein to the contrary, Client may not assign this Agreement to a Competitor.

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

            17.2 SEVERABILITY. Provided Client retains quiet enjoyment of the SoftPro Software including Custom Modifications and Base Modifications, if any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the parties under this Agreement or any Exhibit or Schedule, in which case the unenforceable portion shall be replaced by one that reflects the parties original intent as closely as possible while remaining enforceable.

            17.3 THIRD PARTY BENEFICIARIES. Except as set forth herein, the provisions of this Agreement are for the benefit of the parties and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

            17.4 GOVERNING LAW; FORUM SELECTION; CONSENT OF JURISDICTION. This Agreement will be governed by and construed under the laws of the State of Florida, USA, without regard to principles of conflict of laws. The parties agree that the only circumstance in which disputes between them, not otherwise excepted from the resolution process described in Section 11, will not be subject to the provisions of Section 11 is where a party makes a good faith determination that a breach of the terms of this Agreement by the other party requires prompt and equitable relief. Each of the parties submits to the personal jurisdiction of any state or federal court sitting in Jacksonville, Florida with respect to such judicial proceedings. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or to other security that might be required of any party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address set forth in Section 15 above. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

            17.5 EXECUTED IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

            17.6 CONSTRUCTION. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein

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

                  shall not be construed or interpreted for or against any party because that party drafted or caused its legal representative to draft any of its provisions.

            17.7 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules attached hereto and the agreements referenced herein constitute the entire agreement between the parties, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals, marketing brochures, correspondence and undertakings related thereto.

            17.8 AMENDMENTS AND WAIVERS. This Agreement may be amended only by written agreement signed by duly authorized representatives of each party. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of both parties. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. Notwithstanding the foregoing, at any time prior to the Sale of FNIS or any offering and sale to the public of any shares or equity securities of FNIS or any of its Subsidiaries pursuant to a registration statement in the United States, this Agreement may not be amended without the prior written consent of Thomas H. Lee Equity Fund V, L.P. ("THL") and TPG Partners III, L.P. ("TPG") if such amendment would affect any of the term of the Agreement, Sections 2, 3, 4, 6, 9, 12, 13, 14.2, 16.2, 17.10, Exhibits B or C, rights upon default by Client or SoftPro's right to terminate, in any manner materially adverse to the consolidated business activities of the FNIS Group (defined below), taken as a whole, or FNIS Group's costs of doing business, viewed on a consolidated basis, provided that in no event shall any change to the schedules hereto require such prior written consent unless such change would materially and adversely affect in any manner FNIS Group's consolidated business activities, taken as a whole, or FNIS Group's costs of doing business, viewed on a consolidated basis, and provided, further that in no event shall the amendment provisions set forth in this Section 17.8 be amended or modified without the consent of THL and TPG. THL and TPG are intended third party beneficiaries of this Agreement solely with respect to this Section 17.8. "FNIS Group" means FNIS, Subsidiaries of FNIS, and each Person that FNIS directly or indirectly controls (within the meaning of the Securities Act) immediately after the Effective Date, and each other individual, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or department, agency, or political subdivision thereof that becomes an Affiliate of FNIS after the Effective Date. "Sale of FNIS" means an acquisition by any Person (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and used in Sections 13(d) and 14(d) thereof ("Person")) of Beneficial Ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding shares of FNIS common stock or the combined voting power of the then outstanding voting securities of FNIS entitled to vote generally in the election of directors; excluding, however, the following: (i) any acquisition directly from FNIS, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from FNIS or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by FNIS or a member of the FNIS Group.

            17.9 REMEDIES CUMULATIVE. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in case of any breach or threatened breach by the other party of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

            17.10 TAXES. All charges and fees to be paid under this Agreement are exclusive of any applicable sales, use, service or similar tax which may be assessed currently or in the future on the SoftPro Software or related services provided under this Agreement. If a sales, use, services or a similar tax is assessed on the SoftPro Software or related services provided to Client under this Agreement, Client will pay directly, reimburse or indemnify SoftPro for such taxes as well as any applicable interest and penalties. Client shall pay such taxes in addition to the sums otherwise due under this Agreement. SoftPro shall, to the extent it is aware of taxes, itemize them on a proper VAT, GST or other invoice submitted pursuant to this Agreement. All property, employment and income taxes based on the assets, employees and net income, respectively, of SoftPro shall be SoftPro's sole responsibility. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and shall provide and make available to each other any withholding certificates, information regarding the location of use of the SoftPro Software or provision of the services or sale and any other exemption certificates or information reasonably requested by either party.

            17.11 PRESS RELEASES. The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

                          FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

                          By
                             ---------------------------------------------------
                                      Michael L. Gravelle
                                      Senior Vice President

                          FIDELITY NATIONAL TITLE GROUP, INC.

                          By
                             ---------------------------------------------------
                                      Raymond R. Quirk
                                      Chief Executive Officer